Exhibit 10.9

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into and shall be effective as of the later of (a) the effectiveness of NDS Group Holdings Limited’s (“NDS Holdings”) registration statement on Form F-1 filed with the U.S. Securities and Exchange Commissions on                     , 20         as amended, and (b) the common shares of NDS Holdings being listed or approved for listing upon notice of issuance of the New York Stock Exchange (the “Effective Date”), by and

BETWEEN:

(1)	NDS Group Limited of One London Road, Staines, Middlesex TW18 4EX (the “Company”)

and

(2)	Alex Gersh (“You”).

You and the Company are parties to a certain Employment Agreement dated the 11th day of November, 2004 (the “Original Agreement”). The Company desires to amend and restate the Original Agreement to modify certain terms and conditions set forth therein. The terms and conditions of the Agreement are as follow.

1.	EMPLOYEE HANDBOOK

1.1	The Company’s Employee Handbook (the “Handbook”) contains certain information, policies and regulations that relate to your employment but do not have contractual effect (unless otherwise specified). The non-contractual aspects of the Handbook may be amended from time to time.

2.	DATE OF EMPLOYMENT

2.1

Your period of employment with the Company originally commenced on 4th January 2005. The Company hereby agrees to continue to employ you to serve in the capacities described herein, and you agree to continue such employment and continue performing such services, upon the terms and subject to the conditions set forth in this Agreement.

3.	JOB TITLE AND DUTIES AND OBLIGATIONS

3.1	You will be employed as Chief Financial Officer.

3.2	During your employment you must:

3.2.1	perform such duties as the Company requires. You are expected to work flexibly in your role and carry out additional or alternative duties as necessary to meet the Company’s needs. Without prejudice to clause 3.1, your role may be varied by the Company from time to time to reflect changes in your role and/or the operational requirements of the Company’s business

3.2.2	perform such duties, exercise such powers and hold such offices in relation to the business of the Company or any Associated Company as may from time to time be assigned to or vested in you by the Board consistent with your appointment above

3.2.3	comply with all reasonable requests, instructions and regulations made by the Company and provide any explanations, information and assistance that may reasonably be required

3.2.4	serve the Company loyally and to the best of your ability and use your best endeavors to promote the interests of the Company and its Associated Companies

3.2.5	not (without the prior written consent of the Company) be engaged directly or indirectly in any other business or employment (except that you may hold a maximum of 3% of any class of shares of any publicly listed company and continue as a member of the Board of Directors of Black Earth Farming, Ltd.).

3.2.6	not solicit or endeavor to entice away from the Company, accept orders from or have any business dealings with any Client

3.2.7	not solicit or endeavor to entice away from the Company or employ or procure the employment of any employee of the Company

3.2.8	not interfere with the supply of services or materials or goods to the Company by any Person

3.2.9	at all times operate to the highest standards of health and safety bearing in mind both your own safety and that of those with whom you work

3.2.10	not receive directly or indirectly any discount, rebate, fee gratuity, gift, payment or commission in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Company or with a view to any such business being transacted. If you or any business in which you are interested do/does receive any such benefit, you must account to the Company for it immediately

3.2.11	at all times keep the Board promptly and fully informed (in writing if so required) of your conduct with the business or affairs of the Company and provide such explanations as the Board may require

3.2.12	disclose to the Company, on demand, details of any shares or other securities held by you in the Company or an Associated Company

3.3	If it considers it necessary, the Company may transfer you to alternative duties for a limited period of time, such as, in the event of your making or being the subject of a harassment complaint or during your notice period on termination of employment or for an urgent business reason.

4.	PAY AND ALLOWANCES

4.1

Your salary will be £290,000 per annum subject to the deduction of income tax and employee’s national insurance contributions. You will be paid in equal monthly installments directly by credit transfer into your bank account. Salaries are paid on the 15th of the month (or before if this falls on a weekend or public holiday).

4.2	The Company reserves the right to deduct from your salary at any time during your employment or on its termination any sums that you may owe to the Company or for which you are liable to the Company such as any overpayments, loans, or advances made to you by the Company or the cost to the Company of any damage or loss caused by you to the Company.

4.3	The Company will review your salary annually when the Company may increase your salary or make no change to it. An increase by the Company is at its discretion, being dependent on your performance and the performance of the Company and Associated Companies.

4.4	The Company will pay your reasonable costs on receipt of a copy of an invoice from your advisor addressed to you, marked payable by the Company, for tax advice obtained to enable you to complete your US and UK tax returns.

4.5	You will have no contractual entitlement to any payment or benefit that is not provided for in this Agreement.

5.	BONUS

5.1	You will be eligible to receive a discretionary annual performance related bonus of up to 75% of your basic annual salary based on Company and personal individual performance. The amount of the bonus payable by the Company is entirely at the Company’s discretion, being dependent on your personal performance and attendance, assessed over the previous financial year.

5.2	Any bonus scheme applicable to you and in place from time to time may be amended or terminated by the Company upon reasonable notice but without payment of compensation or substitution of an equivalent benefit. Participation in any bonus scheme or schemes in any year does not oblige the Company to extend or repeat that participation thereafter.

6.	HOURS OF WORK

6.1	You will be expected to work those hours necessary to satisfactorily discharge your responsibilities, normally 37.5 hours per week exclusive of lunch breaks.

6.2	You may also be required without further remuneration to work such additional hours as and when required to do so by the Company for the proper performance of your duties.

7.	PLACE OF WORK

7.1	You will be based at Staines. You may in the future, however, be required following a reasonable period of consultation to work either temporarily or permanently at or from any other premises in the United Kingdom, which the Company currently has or may later acquire. Where this location is not considered to be in reasonable traveling distance of your current location, relocation assistance will be considered.

7.2	You may also be required on occasions to work abroad as part of your normal duties.

7.3	Where you incur additional expenses such as those set out in the Company’s Travel and Expense Policy, whilst undertaking your duties, the Company agrees to reimburse to you such additional expense subject at all times to the Company’s Travel and Expense Policy (as may be issued from time to time and published on the Company Intranet).

8.	HOLIDAYS

8.1

You are eligible for 25 days paid holiday per annum in addition to normal public holidays, to be taken at times convenient to the Company. No more than 10 consecutive working days’ holiday may normally be taken at any time. The holiday year runs from 1st January to 31st December. Up to 5 days of holiday may be carried over to the following holiday year and any such leave is to be taken by 30 April in the following year. Any further accrued but untaken holiday as of the end of the calendar year will be forfeited.

8.2	If you have taken holiday in excess of your accrued entitlement upon termination of employment (however caused), an appropriate deduction from your final salary will be made.

8.3	For purposes of the Working Time Regulations 1998, it will be deemed that the holidays stipulated by those Regulations are taken and exhausted first as part of your contractual holiday entitlement.

8.4	In the event that your employment is terminated under section 15 of this Agreement or where you do not give full contractual notice of termination of employment, you will not be entitled to any holiday pay in respect of accrued holiday entitlement in excess of your entitlement under the Working Time Regulations 1998.

9.	EXPENSES & EQUIPMENT

9.1	You will be entitled to be reimbursed for reasonable out of pocket expenses wholly and properly incurred in the course of your duties on production of satisfactory evidence, in accordance with the Company’s Travel & Expense Policy.

9.2	The Company will provide you with a fax machine and mobile phone to enable you to perform your duties outside the Company’s offices. You will return the fax machine and mobile phone immediately upon request or on the termination of your employment.

10.	CAR ALLOWANCE

10.1	You are eligible to receive a car allowance of £965 per month, which will be paid with your salary and is subject to tax and national insurance deductions.

10.2	A condition of the payment of the car allowance is a valid driving license and own (whether jointly or alone) a car that is (in the reasonable opinion of the Company) suitable for business use in the course of your duties.

10.3	The Company is entitled to vary or terminate this benefit without notice or payment of compensation provided that the Company will provide a benefit of an equivalent value in its place.

11.	PENSION & LIFE ASSURANCE PLAN

11.1	Employees over the age of 16 and under 60 are eligible to join the News International Pension Plan, which provides pension and life assurance benefits.

11.2	The plan is contributory and contracted out of the State Earnings Related Pension Scheme. A contracting out certificate is in force in relation to your employment. The Company may terminate or amend this benefit at any time. The Company has no obligation to make any payment to any employee in connection with this scheme.

12.	PRIVATE MEDICAL INSURANCE

12.1	You are eligible for family coverage under the Company’s private medical insurance scheme for you, your spouse/partner and any of your children who are less than 18 years of age or less than 21 years of age if in full-time education, subject always to the provisions of this section 12 and the detailed provisions governing the scheme with which you will need to comply.

12.2	The Company may withdraw or amend any of the benefits provided for in clause 12.1 at any time provided that a benefit of an equivalent value is provided in its place.

13.	SICKNESS AND INJURY NOTIFICATION

13.1	If you are absent from work due to sickness or injury, you must follow the reporting procedures set out in the Sickness Absence Policy.

14.	PAY DURING ABSENCE

14.1	If you are absent from work due to sickness or injury, the Company will pay up to 4 weeks per year for every year of service performed, which is inclusive of any statutory sick pay and social security benefits to which you may be entitled.

14.2	Payment of Company sick pay under clause 14.1 is equivalent to normal basic pay and is in respect of the relevant number of weeks incapacity in total over any 12 month period. Any company sick pay paid beyond the period specified in clause 14.1 will be paid at the absolute discretion of the Company and such discretionary payments may be varied, decreased or discontinued at any time upon serving one week’s notice.

14.3	The Company may, at any time, require you to produce a medical certificate or undergo a medical examination by a medical practitioner appointed by the Company.

15.	TERMINATION OF EMPLOYMENT

15.1	Subject to the provisions below, the length of notice you are obliged to give the Company to terminate your employment will be 12 months and the length of notice you are entitled to receive from the Company to terminate your employment will be 12 months. Notice must always be given in writing and may be given at any time.

15.2	The Company may at any time by notice in writing terminate your employment for Cause (as defined in this clause 15.2) with immediate effect and without payment in lieu of notice or compensation. For the purposes of this Agreement, the Company shall have cause (“Cause”) to terminate your employment if:

15.2.1	you commit any gross, serious or repeated default or misconduct or gross, serious or persistent incompetence or neglect of duties or any other breach of this Agreement, in each case after written warning

15.2.2	you commit fraud, theft, embezzlement or dishonesty, whether committed before or after the date of employment, if such conduct could reasonably damage the Company or an Associated Company economically or damage its reputation

15.2.3	your use of drugs or alcohol interferes with your ability to effectively carry out your duties

15.2.4	you refuse or neglect to comply with any reasonable and lawful orders given to you by the CEO and/or majority of the Board

15.2.5	you breach any material term of this Agreement

15.2.6	you behave in a manner (whether on or off duty) which, in the reasonable opinion of the Company, is likely to bring the Company or an Associated Company into disrepute or materially prejudices the interests of the Company or an Associated Company, or which seriously impairs your ability to perform your duties, or you commit any act of dishonesty, whether relating to the Company or otherwise

15.2.7	you are convicted of a criminal offence, except one that the Company does not consider to affect your position as its employee

15.2.8	you are disqualified from holding a valid driving license and unable to arrange transport (at no cost to the Company) to allow you to carry out your duties under this Agreement

15.3	The Company may at any time by notice in writing terminate your employment as a result of a Disability (as defined in this clause 15.3) upon giving you the statutory minimum period of notice. For the purposes of this Agreement, you will be considered to have a “Disability” if:

15.3.1	you have been unable to perform your duties due to sickness or injury for at least 26 weeks in aggregate in any period of 52 consecutive weeks. This will be calculated pro rata for Part-time employees. This does not prevent the Company from dismissing you by giving you your usual period of notice, after shorter periods of absence

15.3.2	you become of unsound mind or a patient for the purposes of any statute relating to mental health.

15.4	If you become entitled to damages for wrongful dismissal, the following will be offset against any damages due from the Company:

15.4.1	any redundancy payment or ex gratia payment made by the Company to you (excluding the severance payment described in clause 15.11)

15.4.2	any payment the Company makes to you pursuant to an award or settlement of an unfair dismissal claim

15.4.3	any remuneration and benefits that you may receive from any third party under a contract for service, or any fees and benefits that you may receive from a third party under a contract for services, or any pension payments that you may receive, or any payments that you may receive under any insurance policy as a result of the termination of your employment, in all cases during the period that would have been your contractual notice period had you been given your contractual notice of termination of your employment by the Company and

15.4.4	any other payment whether ex gratia or otherwise and/or any other benefit that you may receive by virtue of or arising out of the termination of your employment, including but not limited to, Job Seekers Allowance or other statutory benefit during the period that would have been your contractual notice period had you been given your contractual notice of termination of your employment by the Company.

15.5	During part or all of your notice period, the Company reserves the right to require you to perform work that does not normally form part of your duties, to undertake special projects, to work from home or not to attend work at all. During any such period when you are not required to work during your notice period, you will remain an employee of the Company. You will continue to receive your basic salary and any other contractual entitlements and continue to be bound by all terms of this contract.

15.6	On serving notice for any reason to terminate your employment or at any time during the notice period (whether notice was served by you or the Company), the Company may, in its absolute discretion, terminate your employment immediately and continue to pay you your basic salary in respect of the notice period (or the remaining part thereof) in lieu of notice (at the rate then current). In addition, the Company would maintain in place all contractual benefits that you would have then been entitled to during the notice period (or the remaining unexpired part thereof) or, in its discretion and, to the extent permitted under clause 15.13, make a payment in lieu of such benefits representing their value.

15.7	lf, at the company’s sole discretion, an employee is placed on “garden leave” during their notice period, then any outstanding leave days accrued will be deemed to have been taken during the period of garden leave and no additional payment will be made in that regard.

15.8	If at any time your employment is terminated in connection with any reconstruction or amalgamation of the Company, whether by winding up or otherwise and you receive an offer on terms which (considered in their entirety) are no less favorable to any material extent than the terms of this Agreement from a company involved in or resulting from such reconstruction or amalgamation, you shall have no claim whatsoever against the Company or any Associated Company, or any such company involved in or resulting from such reconstruction or amalgamation, arising out of or connected with such termination.

15.9	At the end of your employment for whatever reason or in the event of either party giving notice to terminate your employment hereunder, you must on request resign any directorships or other offices held by you in the Company or any Associated Company or by virtue of your employment and transfer to the company or as the Company may direct any shares or other securities held by you as nominee or trustee for the Company or any Associated Company without payment in either case. If you fail to do so within 7 days of request, the Company is hereby irrevocably authorized to appoint a person in your name and on your behalf to execute any documents or do any things necessary for such purpose(s).

15.10	After termination of your employment, you will not make any untrue or misleading statement about the Company, or its officers or employees or represent yourself as being employed by or connected with the Company.

15.11	Should your employment be terminated by the Company for a reason other than Cause or Disability, you will receive a lump sum severance payment within 30 days of the termination of your employment equivalent to 6 months annual basic salary. This payment shall be in addition to your right to the 12 months of notice, as set forth in clause 15.1.

15.12	Termination of this Agreement will not affect any provisions that are intended to operate after termination and will be without prejudice to any right the Company may have in respect of any breach by you.

SECTION 409A U.S. INTERNAL REVENUE CODE OF 1986

15.13	Anything in this Agreement to the contrary notwithstanding:

15.13.1

In the event that as of your termination date (other than due to death) you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section

1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A of the Code. All subsequent amounts or benefits that are deferred compensation subject to Section 409A of the Code (“Deferred Compensation”), if any, will be payable in accordance with the regular payment schedule applicable to each such payment or benefit. Notwithstanding anything herein to the contrary, if you die following your date of termination but prior to the six month anniversary of your date of termination, then any payments delayed in accordance with this clause will be paid in a lump sum as soon as administratively practicable (but not more than 90 days) after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations;

15.13.2	Deferred Compensation otherwise payable or provided pursuant to this Agreement, which is paid upon your termination of employment, shall be paid only with respect to a termination of employment that constitutes a “separation from service” within the meaning of Section 409A of the Code;

15.13.3	To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year; and

15.13.4	This Agreement is intended to comply with the requirements of Section 409A of the Code so that no Deferred Compensation provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

16.	EXCLUSIVITY OF SERVICE

16.1	You are required to devote your full time, attention, and abilities to your employment, and to act in the best interests of the Company at all times. For this reason, during the term of your employment, you must not, without the Company’s prior written consent (such consent not to be unreasonably withheld), engage or be concerned or interested directly or indirectly in any other trade, business or occupation, including as director, shareholder, principal, consultant, agent, partner or employee of any other person, firm or company (except that you may hold for investment securities that do not exceed 3% in nominal value of the issued share capital or stock of any class of any company quoted on a recognized stock exchange).

17.	MATERNITY, PATERNITY, PARENTAL AND DEPENDANT LEAVE

17.1	Your non-contractual entitlement to maternity, paternity, parental and dependant leave is set out on the Human Resources Intranet site.

18.	SMOKING POLICY

18.1	You will be required to comply with the Company’s Smoking Policy, which prohibits smoking on Company premises or in Company vehicles.

19.	DISCIPLINARY PROCEDURES

19.1	Any disciplinary matters relating to you will be dealt with by the Board. Such procedures do not form part of the terms and conditions of your employment.

19.2	The Board reserves the right to suspend you on full pay, pending a disciplinary interview.

20.	GRIEVANCE PROCEDURES

20.1	You should refer any grievance to the Board. Any grievance procedure carried out does not form part of the terms and conditions of your employment.

21.	DATA PROTECTION AND MONITORING

21.1	During your employment and for as long a period[s] as is/are necessary following the termination of your employment, the Company will:

21.1.1	produce, obtain, keep, and use personal data about you for administrative, management, analysis and assessment purposes and to comply with legal obligations in connection with your recruitment, employment and the termination of your employment, both in personnel files and on the Company’s computer system. On occasion, the Company may need to disclose information about you to third parties

21.1.2	produce, obtain, keep, and use sensitive personal data about you relating to:

(a)	your racial or ethnic origin for the purposes of equal opportunities monitoring

(b)	your health in order to enable the Company to safeguard your health and safety at work, in connection with the Company’s sick pay scheme, for administrative and management purposes and for complying with statutory obligations

(c)	details of offences committed or allegedly committed by you where they have a reasonable bearing on your employment

21.1.3	transfer some or all of the information in the Company’s records about you to Associated Companies, companies in which the Company or an Associated Company has a shareholding, Persons with which or whom the Company or an Associated Company has a contractual relationship or anticipates having a contractual relationship and Persons processing data on behalf of the Company and the professional advisers of the Company or Associated Companies. Any of these Persons may be based outside the European Economic Area (the “EEA”). Where the disclosure or transfer is to a country outside the EEA, the Company will take steps to ensure that your rights and freedoms in relation to the processing of relevant personal data are adequately protected.

21.2	In signing this Agreement, you consent to the Company carrying out the processing of personal data described in clause 21.1. This is to comply with the Data Protection Act 1998 and the Human Rights Act 1998.

21.3	During your employment, the Company may monitor and record your telephone calls, e-mails, Internet use, faxed messages and documents that are created, stored, communicated or made on Company equipment and systems. The reason for this monitoring and recording may be to check whether your use of Company computer and communication systems is legitimate and complies with the Company’s rules, to find lost messages, to investigate misconduct and to comply with any of the Company’s legal obligations. In signing this Agreement, you consent to the Company undertaking such monitoring and recording. This is to comply with the Regulation of Investigatory Powers Act 2000, the Data Protection Act 1998 and the Human Rights Act 1998.

22.	INTELLECTUAL PROPERTY

22.1

It may be part of your duties to create or develop designs, inventions, compilations, databases, computer codes, ideas, discoveries and improvements, whether in products, processes, procedures or services directly or indirectly relating to or furthering the business or any interest of the Company or its Associated Companies or capable of doing so (an “Invention”). You must promptly document full details of any Inventions and disclose such documentation to the

Company. All intellectual property rights (such as copyright, patents, trade marks and design rights “Intellectual Property”) in any such Invention will vest upon creation in the Company and (to the extent that it does not automatically vest in the Company by operation of law) you will hold it in trust for the Company until such rights have been fully and absolutely vested in the Company or its nominee and you will execute all such documents and make such applications and do all such things as the Company may require (whether during or after your employment) to ensure that full title to any and all such Intellectual Property vests in the Company or for the purpose of registering and/or protecting any and all such Intellectual Property in the name of the Company or its nominee.

22.2	You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute any document or do anything and generally to use your name for the purpose of giving to the Company or any third party nominated by the Company the full benefit of the provisions of this section 22. A certificate in writing signed by a director or company secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case. The provisions of this section 22 are without prejudice to such (if any) compensation as you may be or become entitled to under the Patents Act 1977.

22.3	You shall not do anything to jeopardize the prospect of securing or the validity of any such Intellectual Property or do or omit to do any act that might be inconsistent with the Company’s or any Associated Company’s rights of ownership in the Inventions or Intellectual Property generally. You will not publish or cause to be published any know-how or confidential information other than for furthering the business of the Company or its Associated Companies and then only on a need-to-know basis. You shall not either during your employment or thereafter exploit or assist others to exploit any Invention, Intellectual Property, know-how or confidential information of the Company. The patenting and exploitation of any Intellectual Property shall be at the sole discretion of the Company.

22.4	You hereby irrevocably and unconditionally waive in favor of the Company any and all moral rights conferred on you by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 and any other laws in any part of the world for any work in which copyright or design right is vested in the Company whether by this section 22 or otherwise.

23.	RESTRICTIVE COVENANTS

23.1	Without the prior written permission of the Company (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company), you agree that you will not, in competition with the business being carried on by the Company with which you were concerned at any time during the 6 months prior to the termination of your employment and whether on your own account or for any other Person directly or indirectly within any country in which the Company has a substantial commercial presence

23.1.1	For 6 months after the termination of your employment, solicit or endeavor to entice away from the Company, any Client or Potential Client with whom or which you had material personal dealings in the course of your employment at any time in the 6 months prior to the termination of your employment

23.1.2	For 6 months after the termination of your employment, accept orders from or have any business dealings with any Client or Potential Client with whom or which you had material personal dealings in the course of your employment at any time in the 6 months prior to the termination of your employment

23.1.3

For 6 months after the termination of your employment, solicit or endeavor to entice away from the Company or employ or procure the employment of any person who was as at the termination of your employment employed by the Company in a senior capacity and who had been so employed during the 6 months prior to the termination of your employment and over whom you had personal influence or management responsibility or with whom you had regular day to day business contact during the 6 months prior to the termination of your employment

23.1.4	For 6 months after the termination of your employment, interfere with the supply of services or materials or goods to the Company by any Person who makes supply of such services, goods or materials to the Company at the termination of your employment or during the 6 months prior to the termination of your employment.

23.2	Without the prior written permission of the Company (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company), you agree that you will not, for a period of 6 months after the termination of your employment, within any country in which the Company has a substantial commercial presence, whether on your own account or for any other Person, directly or indirectly, be engaged or interested (whether as principal, partner, officer, servant, agent, consultant or controller of any shares or debentures) in any business in competition with the business being carried on by the Company in which you were materially concerned in the course of your employment in the 6 months prior to the termination of your employment (always accepting that, after the termination of your employment, nothing in this clause or Agreement shall prevent you becoming a registered holder of not more than 3% of any class of publicly quoted securities of any company).

23.3	If the Company should exercise its right to put you on garden leave, the periods of the currency of the restraints imposed on you will be reduced by the length of the period during which you are on garden leave.

23.4	You agree that you will not, at any time after the termination of your employment, make use of any corporate or business name that is identical to or similar with or likely to be confused with the corporate name(s) and/or business names of the Company or in any way hold yourself out as being connected with the Company.

23.5	If at any time during your employment you are directly or indirectly approached or solicited by any person with a view to or with the intention of your taking up employment or entering into some other business relationship, whether directly or indirectly, with any Person who or which is involved in a business that is competitive with the current or then contemplated business of the Company, you shall disclose that fact and the names of the parties involved immediately to a Director of the Company. Otherwise you will refrain from disclosure to any other Person.

23.6	If at any time during your employment or thereafter during the currency of any restriction in this clause, you are directly or indirectly approached or solicited by any Person with a view to or with the intention of your taking up employment or entering into some other business relationship, whether directly or indirectly, with any Person who or which is involved in a business that is competitive with the current or then contemplated business of the Company, you shall immediately draw the provisions of this clause to the attention of the Person who so directly or indirectly approached or solicited you.

23.7	Any reference to the Company and to the Company’s trade or business shall be deemed to also refer to any Associated Company on behalf of which you have carried out duties during the 6 months prior to the termination of your employment and its trade or business and/or to apply to it as if the words were repeated by reference to such company and you hereby undertake to execute any further documents that the Company may require to confirm this.

You acknowledge that:

23.7.1	each of the foregoing sub-clauses of this clause constitute an entirely separate and independent restriction on you;

23.7.2	whilst at the date of this Agreement the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the Company’s interests and reasonable in all the circumstances it is acknowledged that restrictions of such a nature may become invalid because of changing circumstances, and accordingly, if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted or the periods thereof reduced or the area thereof reduced in scope, they shall apply with such modifications as may be necessary to make them valid and effective; and

23.7.3	before entering into this Agreement, you had the opportunity to obtain legal advice.

24.	CONFIDENTIALITY AND COMPANY PROPERTY

24.1	At no time during your employment with the Company or thereafter, except in the proper course of your employment or as required by law, may you disclose to any Person or make use of, whether on your own account or for any Person, any information that is of a sufficiently high degree of confidentiality as to amount to a trade secret of the Company or any information used in the business of the Company that, if disclosed to a competitor, would be liable to cause real significant damage to the Company or any information in respect of which the Company owes a duty of confidence to any Person.

24.2	During the course of your employment you may have access to and be entrusted with confidential information relating to the Company’s business (“Confidential Information”) and that of its

Associated Companies, which is not readily ascertainable by Persons not connected with the Company, such as information relating to the following, in relation to the Company and its Associated Companies:

24.2.1	management information, corporate and marketing strategy, marketing surveys, plans and strategies, advertising and promotional material, business development plans, sales reports and research results, maturing new business opportunities, charging structures

24.2.2	business methods and processes, products and services, technical information and know-how and any other information that is not available to the public generally, including inventions, designs, programs, techniques, database systems, formulae and ideas

24.2.3	business contacts, mailing lists purchased by the Company, names, addresses, telephone numbers, contact names and identities of Clients and Potential Clients and of suppliers and potential suppliers and terms of business with Clients and suppliers, order requirements and patterns of Clients and other Client and supplier database details

24.2.4	information on employees and the terms of their employment

24.2.5	finances, budgets, management accounts, trading statements, production and service costs, regulatory reports and other financial reports

24.2.6	any information that you are informed by your manager is to be treated as confidential

24.2.7	any information marked “Confidential” held on computer or on any document.

24.3	Without prejudice to clause 24.1, you must not during your employment (except in the proper performance of your duties, and then only to those who need to know such information) or afterwards (otherwise than with the prior written consent of the Company or as required by law) disclose to any Person or make use of, whether on your own account or for any Person any Confidential Information. You must also use your best endeavors to prevent the publication or disclosure of Confidential Information by any Person. These restrictions will not apply to information that has become available to the public generally, other than through your unauthorized disclosure.

24.4	All property of the Company or an Associated Company such as notes, memoranda, correspondence, documents, computer and other discs and tapes, data listings, codes designs and drawings and other documents and material whatsoever (whether made by you or otherwise) relating to the business of the Company, any Associated Company or any of its or their clients and any copies of them:

24.4.1	must not be removed, except for the proper performance of your duties

24.4.2	must be returned on request and/or on termination of employment.

24.5	You must not memorize or copy any Confidential Information or send any property belonging to the Company or an Associated Company to any Person, whether in paper or electronic format, other than in the proper performance of your duties.

24.6	Nothing in this clause shall prevent you from exercising any of your rights under the Public Interest Disclosure Act 1998. You are referred to the Company’s Whistle Blowing Policy.

25.	CHANGES TO TERMS AND CONDITIONS

25.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment, which will only be valid if confirmed in writing by the Company. You will be notified of minor changes of detail by way of general notice. You will be given not less than one month’s written notice of any significant changes that may be given by way of a written statement containing particulars of the change.

26.	DISCRIMINATION

26.1	In order to enable the Company to maintain a positive work environment, you are not to engage in or knowingly permit any fellow worker to engage in any harassment or discrimination on the grounds of sex, pregnancy and maternity, sexual orientation, gender reassignment, marriage and civil partnership, race, age, disability, religion or belief or any other unlawful discrimination against any person (whether or not an employee of the Company) in the course of your duties. Such conduct will be treated very seriously as a disciplinary matter. Further details of the Company’s policies are on the Human Resources Intranet.

27.	FURTHER PARTICULARS

27.1	There are no terms applying to this Agreement that relate to the following:

27.1.1	The period for which the employment is intended to continue or the date when it is to end.

27.1.2	Any collective agreements that directly affect the terms and conditions of employment

27.1.3	A requirement to work outside the UK for more than one month, if this should apply further details would be given to you.

27.2	The terms of this Agreement constitute all the terms of your contract of employment with the Company. This Agreement supersedes with effect on the Effective Date all terms previously agreed between you and the Company.

27.3	You agree that you are not entering into this Agreement in reliance on any representation, warranty or undertaking that is not contained in this Agreement.

27.4	You warrant to the Company that you are not subject to any restriction that will or might affect your ability to comply fully with the terms of this Agreement.

27.5	Any notice given under this Agreement will be properly served if it is handed to you or posted to your last known residential address or if it is delivered by hand to or posted to the main place of business of the Company and marked for your attention. Letters delivered by hand will be deemed to have been served when so delivered. Letters posted by first class post will be deemed to have been served on the second day after posting.

27.6	Any delay on the part of the Company in acting on any breach by you of this contract shall not waive the Company’s rights in respect of the breach.

27.7	No person (other than an Associated Company) who is not a party to this Agreement has or shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement and no consent of any third party shall be required under that Act to any cancellations or variations of this Agreement.

27.8	This agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

27.9	The terms and conditions contained in this Agreement, and any subsequent revisions, shall be governed by and construed in accordance with the laws of England and Wales.

28.	DEFINITIONS

28.1	In this Agreement, any reference to

28.1.1	any Act of Parliament or delegated legislation includes a reference to any statutory modification or re-enactment of it or the provisions referred to

28.1.2	“Associated Company”: means any company that is a holding company or a subsidiary of the Company or a subsidiary of the Company’s holding company, and “holding company” and “subsidiary” shall have the meanings given by s.1159 Companies Act 2006

28.1.3	“Board”: is to the board of directors of NDS Holdings

28.1.4	“Client”: is to any Person who or which has placed business with the Company over the previous 6 months

28.1.5	“Person”: includes an individual, firm, corporation, association, venture, enterprise, business or any other organization or entity however it is constituted

28.1.6	“Potential Client”: is to any Person at which or to whom the Company has targeted the marketing of its products or services over the previous 6 months and/or any Person who the Company has identified for the targeting of the marketing of its products or services over the previous 6 months

28.1.7	any example given after the words “such as” is given without limitation.

Signed	/s/ Bruce Chizen
Bruce Chizen Director of NDS Group Limited and Compensation Committee Chair (For the Company)

Dated: December 7, 2011

I acknowledge receipt of these terms and conditions of employment and confirm my agreement that these constitute my contract of employment with the Company.

Signed	/s/ Alex Gersh
Alex Gersh

Dated: December 7, 2011